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Exhibit 99(d)6

EXECUTION COPY

Frisco Bay Industries Ltd.
160 Graveline Street
St. Laurent, Quebec
H4T 1R7

January 19, 2004

The Stanley Works 1000 Stanley Drive New Britain, Connecticut 06053	6181708 Canada Inc. 100 King Street West, Suite 6600 1 First Canadian Place Toronto, Ontario M5X 1B8
Mr. Barry Katsof 1321 Sherbrooke St. West A40 Montreal, Quebec H3G 1J4	Mr. Ronald Waxman 3074 Jean Girard Montreal, Quebec H3Y 3L2

Re: Letter Agreement

Ladies and Gentlemen:

        This letter agreement (this "Letter Agreement") is executed and delivered in connection with (i) the Amended and Restated Employment Agreement, dated as of January 19, 2004 (the "Katsof Agreement"), by and between Barry Katsof ("Katsof") and Frisco Bay Industries Ltd., a corporation incorporated under the federal laws of Canada (the "Company"), (ii) the Amended and Restated Employment Agreement, dated as of January 19, 2004 (the "Waxman Agreement" and, together with the Katsof Agreement, the "Employment Agreements"), by and between the Company and Ronald Waxman ("Waxman" and, together with Katsof, the "Employees") and (iii) the Support Agreement, dated as of January 19, 2004 (the "Support Agreement"), by and between 6181708 Canada Inc., a corporation incorporated under the federal laws of Canada (the "Offeror"), The Stanley Works, a Connecticut Corporation ("Stanley"), and the Company. Except as otherwise defined herein, capitalized terms used in this Letter Agreement have the meanings assigned to them in the Support Agreement.

        The undersigned hereby acknowledge and agree as follows:

1.
If Section 145 Approval shall not have been obtained prior to fifteen (15) days prior to the Expiry Time, or at such later date as the parties hereto may agree (the "Section 145 Modification Deadline"), the Employees and the Company agree to negotiate in good faith such changes to the Employment Agreements as may be appropriate and mutually acceptable and that would result in Section 145 Approval being obtained and are otherwise satisfactory to Stanley acting reasonably (the "Additional Section 145 Modifications"). If (a) the parties are unable to negotiate changes to the Employment Agreements to effect Additional Section 145 Modifications prior to the date which is one (1) business day prior to the Expiry Time or (b) the Offeror does not take up or pay for the Shares pursuant to the Offers, then the amendments effected by the Employment Agreements on the date hereof (other than the terms and conditions set forth in Article 4 thereof) will be of no further force and effect and the employment agreements of the Employees as they existed prior to the date hereof shall continue in full force and effect.

2.
Notwithstanding Section 1.3 of the Support Agreement, the parties hereto have agreed that the Offeror shall not apply for Q-27 Approval prior to or as soon as reasonably practicable following the making of the Offers, but only in the event that the Offeror determines, in its sole discretion, on or prior to the Expiry Time, that Q-27 Approval is necessary in order for the Minimum

  Condition to be satisfied, and it extends the Offers, if necessary, such that the Expiry Time is not less than eleven (11) business days following the date of application for such Q-27 Approval, in which event, if Q-27 Approval shall not have been obtained prior to the date that is three (3) business days prior to the Expiry Time or such later date as the parties hereto may agree (the "Q-27 Modification Deadline"), the Employees and the Company agree to negotiate in good faith such changes to the Employment Agreements as may be appropriate and mutually acceptable and that would result in Q-27 Approval being obtained and are otherwise satisfactory to Stanley acting reasonably (the "Additional Q-27 Modifications"). If (a) the parties are unable to negotiate changes to the Employment Agreements to effect Additional Q-27 Modifications prior to the date which is one (1) business day prior to the Expiry Time, or (b) the Offeror does not take up or pay for the Shares pursuant to the Offers, then the amendments effected by the Employment Agreements on the date hereof (other than the terms and conditions set forth in Article 4 thereof) will be of no further force and effect and the employment agreements of the Employees as they existed) prior to the date hereof shall continue in full force and effect.

3.
For the purposes of this Letter Agreement, "Section 145 Approval" shall mean approval of the Quebec Securities Commission and, to the extent applicable, the other Canadian securities regulatory authorities confirming that the amendments set forth in the Employment Agreements, together with the agreement by any third party making a take-over bid in respect of the Company prior to, at the time of, or subsequent to the making of such take-over bid, to honor the Employment Agreements and offer employment to the Employees on the terms and conditions set forth therein, are not contrary to, or are exempt from, the provisions of Section 145 of the Securities Act (Quebec) and, to the extent applicable, the equivalent provisions of other Canadian securities laws and "Q-27 Approval" shall mean the approval of the Quebec Securities Commission confirming that the amendments set forth in the Employment Agreements, together with the agreement by any third party making a take-over bid in respect of the Company prior to, at the time of, or subsequent to the making of such take-over bid, to honor the Employment Agreements and offer employment to the Employees on the terms and conditions set forth therein satisfy the conditions set forth in, or are exempt from, Section 8.2(a) of Policy Statement Q-27 of the Quebec Securities Commission ("Q-27") and that such Employment Agreements would not preclude the votes attaching to the Shares tendered by the Employees to the Offers (following the conversion of such Class A Shares to Common Shares) from being included as votes in favor of a Subsequent Acquisition Transaction in determining whether minority approval of the Subsequent Acquisition Transaction has been obtained for purposes of Q-27.

4.
This Letter Agreement may be executed in one or more counterparts, which together shall constitute a single agreement.

5.
This Agreement shall be governed by and construed and enforced in accordance with the laws of the Province of Quebec.

        Please confirm your undersigning of and legally binding agreement with the foregoing by signing and returning a copy of this letter to the undersigned at the address set forth above.

(Signature Page Follows)

Sincerely,
FRISCO BAY INDUSTRIES LTD.
/s/ BARRY KATSOF
Its:
Chief Executive Officer
Date:

ACCEPTED AND AGREED:
6181708 CANADA INC.
/s/ BRUCE BEATT
Its:	Secretary
Date:

THE STANLEY WORKS
/s/ BRUCE BEATT
Its:	Vice President, General Counsel and Secretary
Date:

BARRY KATSOF
/s/ BARRY KATSOF
Date:

RONALD WAXMAN
/s/ RONALD WAXMAN
Date:

3

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Exhibit 99(d)6
EXECUTION COPY
Frisco Bay Industries Ltd. 160 Graveline Street St. Laurent, Quebec H4T 1R7